Exhibit 99.(C)(1)

Annex C

OPINION OF NEEDHAM & COMPANY, LLC

September 30, 2022

Special Committee of the Board of Directors of

O2 Micro International Limited (the “Special Committee”)

Grand Pavilion Commercial Centre, West Bay Road

P.O. Box 32331 Grand Cayman KY1-1209, Cayman Islands

Members of the Special Committee:

We understand that FNOF Precious Honour Limited (“Parent”), Rim Peak Technology Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), and O2 Micro International Limited (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) whereby, upon the terms and subject to the conditions set forth in the Agreement, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Agreement.

Pursuant to the proposed Agreement, we understand that, at the Effective Time (as defined in the Agreement), each issued and outstanding ordinary share, par value US$0.00002 per share, of the Company (each, an “Ordinary Share”), other than the Excluded Shares and the Dissenting Shares (each as defined in the Agreement) and Ordinary Shares represented by ADSs, will be cancelled and cease to exist in exchange for the right to receive US$0.10 in cash without interest (the “Per Share Merger Consideration”) and each issued and outstanding American Depositary Share (each, an “ADS”), each representing 50 Ordinary Shares, other than ADSs representing the Excluded Shares, together with the Ordinary Shares represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.00 in cash without interest (the “Per ADS Merger Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Ordinary Shares (other than holders of the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) of the Per Share Merger Consideration and to the holders of ADSs (other than ADSs representing the Excluded Shares) of the Per ADS Merger Consideration, in each case to be received by such holders pursuant to the Agreement.

For purposes of this opinion we have, among other things: (i) reviewed the execution version of the Agreement; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the ADSs; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to the Company and held discussions with members of management of the Company concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Company; (viii) reviewed the financial terms of certain business combinations that we deemed generally relevant; and (ix) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the execution version of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management and you, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. With respect to the research analyst projections for the Company, we have assumed, with your consent and based upon discussions with management of the Company, that such projections represent reasonable estimates of the future financial performance of the Company. We express no opinion with respect to any of such forecasts, estimates or projections or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, Parent or any of their respective subsidiaries nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Ordinary Shares (other than holders of the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) of the Per Share Merger Consideration and to the holders of ADSs (other than ADSs representing the Excluded Shares) of the Per ADS Merger Consideration, in each case to be received by such holders pursuant to the Agreement, and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. We express no opinion with respect to the amount or nature or any other aspect of any compensation paid or payable to or received or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be received by the holders of Ordinary Shares and ADSs pursuant to the Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any shareholder of the Company (including any holder of ADSs) as to how such shareholder should vote or act on any matter relating to the Merger.

We have been engaged by the Special Committee as financial advisor and to render this opinion and will receive fees for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement with respect to the proposed Merger for which we have received or are entitled to receive compensation. We have not in the past two years provided investment banking or financial advisory services to the Parent, Merger Sub or other participants in the Merger who are affiliates of the Company for which we have received or are entitled to receive compensation. We may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Special Committee and may not be disclosed publicly, quoted or referred to, or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or information statement used in connection with the Merger (which may be included as a part of a Schedule 13E-3 transaction statement to be filed by the Company with the U.S. Securities and Exchange Commission and/or disseminated to its security holders) provided that this letter is quoted in full in such proxy statement or information statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

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Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than holders of the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares), in each case pursuant to the Agreement, is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Needham & Company, LLC

Needham & Company, LLC

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